Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE 04-014	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release
Ken Dennard, Managing Partner Lisa Elliott, Vice President DRG&E / 713-529-6600

HORNBECK OFFSHORE TO PRESENT AT LEHMAN BROTHERS

CEO ENERGY / POWER CONFERENCE ON SEPTEMBER 9TH

Company provides update on current OSV market conditions

and reaffirms guidance

September 7, 2004 — New Orleans, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that Todd M. Hornbeck, President and Chief Executive Officer, and James O. Harp, Jr., Vice President and Chief Financial Officer, will be participating in the Lehman Brothers CEO Energy / Power Conference at the Waldorf=Astoria in New York City, to be held September 7-9, 2004.

Todd Hornbeck’s presentation at the conference will be webcast live with an accompanying slideshow on Thursday, September 9, 2004 at 3:05 p.m. Eastern Time. To listen to the live audio webcast and view Hornbeck’s slideshow, visit the Company’s website at www.hornbeckoffshore.com. A replay of this webcast and slideshow will be available on the Company’s website shortly after the presentation is concluded and will be archived for replay on the website for a period of 30 days.

In addition, management will be meeting with analysts and institutional investors in New York this week to provide an update on the Company’s current market conditions. “As expected, we have experienced robust utilization of over 90% for our OSV fleet so far this quarter, with all of our vessels working today,” stated Mr. Hornbeck. “OSV market conditions in the areas that we serve are continuing to strengthen, particularly for new generation vessels. We continue to focus on maximizing our utilization rates, while maintaining or gradually improving our dayrate structure for all classes of our vessels, as market conditions allow. We expect to end

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

the quarter with OSV utilization in the low to mid-90’s, up from 84% in the second quarter, with fleetwide average OSV dayrates just under $10,000, up from $9,642 last quarter. Leading-edge dayrates are substantially higher than recent levels, a trend we expect to continue into next year. Therefore, as our spot OSVs roll-off their current time charters, we should see our fleetwide average dayrate break above $10,000 for the fourth quarter and gradually increase over the near term.”

Reaffirming Guidance

Hornbeck Offshore reaffirms the upwardly revised guidance range, although with a bias above the midpoint of the range, that it reported on its last conference call and in its second quarter earnings announcement. The following statements are based on Hornbeck’s current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any business combinations, divestitures, financings or additional newbuilds that may be completed after the date of this press release.

The Company expects EBITDA for the third quarter of 2004 to be in the range of $13.0 to $14.5 million. As EBITDA is a non-GAAP financial measure, reconciliation to net income for these figures can be found in the table below. Earnings for the third quarter of 2004 are expected to be in the range of $0.06 to $0.11 per diluted share.

For the full calendar year 2004, the Company expects total EBITDA to be in the range of approximately $53 to $56 million and earnings are expected to be $0.34 to $0.44 per diluted share.

Hornbeck Offshore 2004 Guidance and Projected EBITDA Reconciliation

	Third Quarter 2004	Full-Year 2004
EBITDA	$13 to $14.5 million	$53 to $56 million
Depreciation and amortization	$6.2 million	$23.5 million
Interest expense	$4.5 million	$18.5 million
Income tax expense	$0.9 to $1.4 million	$4.1 to $5.2 million
Income tax rate	37.5%	37.5%
Net income	$1.4 to $2.4 million	$6.9 to $8.8 million
Weighted average diluted shares outstanding	21.4 million	19.9 million
Earnings per diluted share	$0.06 to $0.11	$0.34 to $0.44

Also, Hornbeck Offshore has prepared a 4-page fact sheet which it will post on its website at www.hornbeckoffshore.com. The fact sheet will also be furnished on Form 8-K with the Securities and Exchange Commission (SEC). Hornbeck’s management hopes that this brief company overview will encourage analysts and investors to investigate more about the Company through its SEC filings, press releases and other public materials.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of 55 vessels, with 5 additional vessels under construction.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains forward-looking statements in which Hornbeck Offshore discusses factors it believe may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations and projections about future events. Accuracy of the assumptions, expectations and projections depend on events that change over time and are thus susceptible to change based on actual experience and new developments. Although the Company believes that the assumptions, expectations and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations and projections will prove to be correct. The Company cautions readers that it undertakes no obligation to update or publicly release any revisions to the forward-looking statements in this press release hereafter to reflect the occurrence of any events or circumstances or any changes in its assumptions, expectations and projections, except to the extent required by applicable law. Additionally, important factors that might cause future results to differ from these assumptions, expectations and projections include industry risks, oil and natural gas prices, economic and political risks, weather related risks, regulatory risks, and other factors described in the Company’s most recent Annual Report on Form 10-K and other filings filed with the Securities and Exchange Commission.

This press release also contains the non-GAAP financial measure of Earnings (net income) before Interest, Taxes, Depreciation, and Amortization, or EBITDA. Reconciliations of this financial measure to the most directly comparable GAAP financial measure are provided in this press release. Management’s opinion regarding the usefulness of such measure to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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